SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE No. 6 (this “Supplemental Indenture”), dated as of August 24, 2018, between Hanesbrands Finance Luxembourg S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 33, Rue du Puits Romain, L-8070 Betrange, Grand Duchy of Luxembourg, and registered with the Luxembourg register of commerce and companies under the number B 206.211, as the issuer (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), Hanes Global Holdings U.S. Inc. incorporated under the laws of the State of Delaware (“Hanes Global Holdings” or the “Additional Guarantor”) and U.S. Bank Trustees Limited, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of June 3, 2016 (the “Indenture”) providing for the issuance of the Issuer’s euro denominated 3.5% Senior Notes due 2024 (the “Senior Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Additional Guarantor may execute and deliver to the Trustee a supplemental indenture pursuant to which such entity shall fully and unconditionally guarantee all of the Issuer’s obligations under the Senior Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (each an “Additional Notes Guarantee” and together the “Additional Notes Guarantees”);
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee five supplemental indentures, dated as of June 23, 2016, November 9, 2016, November 9, 2016, March 28, 2017 and February 20, 2018 respectively, pursuant to which certain of the Issuer’s subsidiaries provided Additional Notes Guarantees; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Additional Guarantor and the Trustee are authorized to execute and deliver this sixth Supplemental Indenture without the consent of the holders of the Senior Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Additional Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE. The Additional Guarantor hereby agrees to provide an unconditional Additional Notes Guarantee on the terms and subject to the conditions set forth in this Supplemental Indenture and the Indenture including but not limited to Article X thereof (and including the guarantee limitations set out therein).
3.    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, manager, employee, incorporator or stockholder of the Additional Guarantor, as such, shall have any liability for any obligations of the Issuer or the Additional Guarantor under the Indenture, the Senior Notes, the Additional Notes Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes.
4.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE SENIOR NOTES AND THE

ADDITIONAL NOTES GUARANTEES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with the Indenture, this Supplemental Indenture, the Senior Notes and the Additional Notes Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, United States of America, as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon the Indenture, this Supplemental Indenture, the Senior Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). Each of the Issuer and the Additional Guarantor expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. Each of the Issuer and the Additional Guarantor represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and the Additional Guarantor.
6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Additional Notes Guarantees of the Additional Guarantor or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Guarantor and the Issuer. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

HANESBRANDS FINANCE LUXEMBOURG S.C.A., as the Issuer
By Hanesbrands GP Luxembourg S.à r.l., its general partner

/s/ Donald F. Cook
Name:    Donald F. Cook
Title:    Class A Manager

/s/ Robert Hessing
Name:    Robert Hessing
Title:    Class B Manager

(Signature Page to Supplemental Indenture)

HANES GLOBAL HOLDINGS U.S. INC., as Additional Guarantor
By:    /s/ Donald F. Cook
Name:    Donald F. Cook
Title:     Treasurer

(Signature Page to Supplemental Indenture)

U.S. BANK TRUSTEES LIMITED, as Trustee

By:    /s/ Michael Leong
Name:    Michael Leong
Title:    Authorized Signatory

By:    /s/ Chris Hobbs
Name:    Chris Hobbs
Title:    Authorized Signatory

(Signature Page to Supplemental Indenture)